Exhibit 10.3

Distributor Agreement -

This Distributorship Agreement is made and effective this 26th day of Jaanuary 2011, by and between (Distributor) Climate ESCO Ltd.  and (Manufacturer) Eagle Eye Lighting Ltd.  Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as  distributor of Manufacturer’s products.

Therefore, in consideration of the mutual agreements and promises set forth herein, it is agreed:

1. Rights Granted.

Manufacturer hereby grants to Distributor the right, on the terms and conditions set forth herein, to purchase, inventory, promote and resell “Manufacturer’s Products” (as defined below):  Orders from customers will be channelled through Climate ESCO Ltd. Customer and sales information will be shared between the companies and confidential information will not be disclosed to third parties.

2. Products.

The term “Manufacturer’s Products,” in this Agreement, shall mean the products, related service parts and accessories manufactured and/or sold by Manufacturer as follows: lighting products.

3. Terms of Sale.

All sales of Manufacturer’s Products to Distributor shall be made pursuant to this Agreement at such prices and on such terms, as Manufacturer shall establish from time to time with at least thirty (30) days written notice.  All prices are FOB Manufacturer’s plant or warehouse location, unless otherwise stated in this Agreement.   Risk of loss due to damage or destruction of Manufacturer’s Products shall be the responsibility of the Distributor after delivery to the carrier for shipment.  Manufacturer will select the shipper unless Distributor requests a reasonable alternative.  All orders are subject to acceptance by Manufacturer.  Except as otherwise expressly agreed by Manufacturer in advance, this Agreement shall control all aspects of the dealings between the parties with respect to the Manufacturer’s Products and any additional or different terms in any Distributor order are hereby rejected unless the parties specifically agree to them in advance of shipment and mutually sign another agreement to that effect.

4. Payment.

Distributor shall pay all charges due hereunder within agreed terms which may be negotiated per order.  Payment shall be made as shown on the invoice.

5. Marketing Policies.

Distributor will at all times maintain adequate inventories of Manufacturer’s Products and will promote vigorously and effectively the sale of Manufacturer’s Products through all channels of distribution prevailing in the Territory. Distributor will use its best efforts to sell Manufacturer’s Products providing satisfactory consumer service. Distributor is authorized to enter into written agreements with it’s customers relating to the purchase, resale and service of Manufacturer’s Products. The risk of collection from customers,  is entirely the risk undertaken by the Distributor.

6.    Distributor’s General Duties.

A. Distributor shall maintain a place of business, including suitable showroom facilities to display Manufacturer’s Products.  Distributor shall provide maintenance service on Manufacturer’s Products, using qualified personnel.

B.  Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer’s Products.  Distributor shall adequately train such personnel and/or representatives.  Distributor shall employ sufficient numbers of sales personnel and/or representatives to market Manufacturer’s Products.

7. Sales Policies.

A. Manufacturer will provide Distributor with merchandising assistance from time to time in the form of advertising programs, product and sales training, and field sales assistance.

B. Distributor agrees to use such assistance in carrying out Manufacturer’s merchandising and sales promotion policies.

8. Advertising Policies.

Manufacturer will cooperate with Distributor and its dealers in providing for continuous and effective advertising and promotion of Manufacturer’s Products. Nothing herein shall prevent Distributor from separately advertising and marketing the Manufacturer’s Products within the Territory, provided the form and content of the advertising or marketing materials are approved by Manufacturer in advance.

9.    Warranty Policies.

If any of Manufacturer’s Products are proven to Manufacturer’s satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product or, at Manufacturer’s election, replace the defective product.  Manufacturer shall provide to Distributor information with respect to Manufacturer’s limited warranty extended to the original consumer of Manufacturer’s Products.

10.    Indemnification.

A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer’s Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim and cooperates fully with Manufacturer in the handling thereof.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor’s agents, employees or representatives in the installation, use, sale or servicing of Manufacturer’s Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer’s Products that exceeds Manufacturer’s limited warranty.  Further, in the event that any of Distributor’s dealers shall, with respect to any of Manufacturer’s Products purchased from Distributor, fail to discharge the dealer’s obligations to the original consumer pursuant to the terms and conditions of Manufacturer’s product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

11. Order Processing and Returns.

A. Manufacturer will employ its best efforts to fill Distributor’s orders promptly on acceptance.

B. Except for Manufacturer’s products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer’s Products that are returned.  In the event such returns are accepted, Manufacturer may impose a reasonable restocking charge.

12. Financial Policies.

Distributor acknowledges the importance to Manufacturer of Distributor’s sound financial operation and Distributor expressly agrees that it will:

A. Maintain and employ in connection with Distributor’s business and operations under this Agreement such working capital and net worth as may be required to enable Distributor properly carry out and perform all of Distributor’s duties, obligations and responsibilities under this Agreement;

B. Pay promptly all amounts due Manufacturer in accordance with terms of sale extended by Manufacturer from time to time;

C. Furnish Manufacturer with financial statements in such form as Manufacturer may reasonably require from time to time for credit purposes; and

D. Furnish, at Manufacturer’s request, a detailed reconciliation of Manufacturer’s statements of account with Distributor’s records, listing all differences, and showing net amount Distributor acknowledges to be due Manufacturer.

In addition to any other right or remedy to which Manufacturer may be entitled, shipments may be suspended at Manufacturer’s discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

13. Use of Manufacturer’s Name.

Distributor will not use, authorize or permit the use of, the name or any other trademark or trade name owned by Manufacturer as part of its firm, corporate or business name in any way.  Distributor shall not contest the right of Manufacturer to exclusive use of any trademark or trade name used or claimed by Manufacturer.  Distributor may, subject to Manufacturer’s policies regarding reproduction of same, utilize Manufacturer’s name, trademarks and logos in advertising, on stationery and business cards, or on its website.

14. Relationship of the Parties.

The relationship between Manufacturer and Distributor is that of vendor and vendee.  Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer.  Distributor will not modify any of Manufacturer’s Products without written permission from Manufacturer.  Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

15. Term and Termination.

Unless earlier terminated as provided below, the term of this Agreement shall commence on date shown above and shall continue until modified or terminated by either party on at least 30 Days prior notice.

A. Manufacturer may terminate at any time by written notice given to Distributor not less than ninety (90) days prior to the effective date of such notice in the event Manufacturer decides to terminate all outstanding distributor agreements for Manufacturer’s Products and to offer a new or amended form of distributor agreement.

B. Manufacturer may terminate this Agreement upon notice to Distributor on any of the following events: (1) failure of Distributor to fulfill or perform any one of the duties, obligations or responsibilities of Distributor in this Agreement, which failure not cured within 30 Days notice from Manufacturer; (2) any assignment by Distributor of any interest in this agreement or delegation of Distributor’s obligations without Manufacturer’s written consent; (3) any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of a material interest in the direct or indirect ownership or any change in the managers of Distributor; (4) failure of Distributor for any reason to function in the ordinary course of business; (5) conviction in a court of competent jurisdiction of Distributor, or of a significant partner, principal officer or major stockholder of Distributor for any violation of law that, in Manufacturer’s opinion, to affect adversely the operation or business of Distributor or the good name, goodwill, or reputation of Manufacturer, products of Manufacturer, or Distributor; or (6) submission by Distributor to Manufacturer of fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Manufacturer.

16. Obligations on Termination.

On termination of this Agreement, Distributor shall cease to be an authorized distributor. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

A. All unshipped orders shall be cancelled without liability of either party to the other;

B. Distributor will resell and deliver to Manufacturer on demand, free and clear of liens and encumbrances, such of Manufacturer’s Products and materials bearing Manufacturer’s name as Manufacturer shall elect to repurchase, at a mutually agree price, but not in excess of Manufacturer’s current price to distributors for such products and materials, provided that Manufacturer shall not be obligated to pay Distributor for any item originally provided free of charge;

C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.

17.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or recognized overnight services such as Federal Express.

If to Manufacturer: _______Marcus Kuttner___________.

If to Distributor:  _________Jonathan Boughen________.

18.  No Waiver.

The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

19.  Entirety of Agreement.

The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein.  No change can be made to this Agreement other than in writing and signed by both parties.

20.  Governing Law.

This Agreement shall be construed and enforced according to the laws of the Province of  BC, Canda and any dispute under this Agreement must be brought in this venue and no other.

21.  Headings in this Agreement

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

22.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

In Witness whereof, the parties have executed this Agreement as of the date first written above.

_________________________                _______________________
Manufacturer                                                  Distributor

Date:                                                                 Date: